BLUEGREEN VACATIONS

REPORTS FINANCIAL RESULTS FOR FOURTH  QUARTER AND FULL YEAR 2022

BOCA RATON, Florida – March 13, 2023 – Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB) (the “Company" or “Bluegreen”) reported today its financial results for the quarter and year ended December  31, 2022.

Key Highlights as of and for the Quarter Ended December 31, 2022:

•

Net income attributable to shareholders from continuing operations decreased 37% to $7.6 million from $12.2 million in the prior year quarter. Excluding the charge relating to exiting of certain marketing locations, net income attributable to shareholders from continuing operations decreased 5% to  $11.6 million during the fourth quarter of 2022.

•

Diluted Earnings Per Share (“EPS”) from continuing operations decreased 30% to $0.41 from $0.59 in the prior year quarter.  Excluding the charge relating to exiting of certain marketing locations, diluted EPS from continuing operations increased 5% to  $0.61 during the fourth quarter of 2022.

•	Total revenue increased 17% to $238.0 million from $203.0 million in the prior year quarter.
•	System-wide sales of vacation ownership interests (“VOIs”) increased 12% to $186.5 million from $166.6 million in the prior year quarter.(1)
•	Number of guest tours increased 1% to 58,632 from 57,796 in the prior year quarter.
•

Vacation packages sold were 46,002 compared to 53,721 in the prior year quarter, a decrease we believe reflected the continued effects of a challenging labor market which affected staffing levels and resulted in increased turnover.

•	Vacation packages outstanding of 165,240 as of December 31, 2022 compared to 187,244 outstanding as of December 31, 2021.
•	Resort operations and club management segment Adjusted EBITDA increased 2% to $20.4 million from $20.0 million in the prior year quarter.
•	Adjusted EBITDA attributable to shareholders increased 4% to $32.2 million from $31.0 million in the prior year quarter. (2)
•

The Company completed a cash tender offer pursuant to which it purchased and retired 3,040,882 shares of its Class A Common Stock at a purchase price of $25.00 per share for an aggregate purchase price of $76.0 million.

Key Highlights for the Year Ended December  31, 2022:

•Net income attributable to shareholders from continuing operations increased 11% to $64.4 million from $57.8 million in the prior year period. Excluding the fourth quarter 2022 charge relating to exiting of certain marketing locations, net income attributable to shareholders from continuing operations increased 19% to  $69.4 million during 2022.

•

Diluted EPS from continuing operations increased 16% to $3.24 from $2.79 in the prior year.  Excluding the fourth quarter 2022 charge relating to exiting of certain marketing locations, diluted EPS from continuing operations increased 25% to  $3.47 during 2022.

•	Total revenue increased 21% to $919.4 million from $757.1 million in the prior year.
•	System-wide sales of VOIs increased 20% to $743.4 million from $617.6 million in the prior year. (1)
•	Number of guest tours increased 14% to 243,448 from 213,599 in the prior year.
•	Vacation packages sold were 168,982 compared to 211,364 in the prior year.
•	Resort operations and club management segment adjusted EBITDA increased 6% to $83.8 million from $78.9 million in the prior year.
•	Adjusted EBITDA attributable to shareholders increased 15% to $139.8 million from $122.0 million in the prior year. (2)
•

Free cash flow was an outflow of $28.0 million compared to an inflow of $63.4 million in 2021, primarily as a result of our $78.0 million acquisition of our newest resort, Bayside Resort & Spa in Panama City Beach, Florida.  (3)

(1)	See appendix for reconciliation of system-wides sales of VOIs to gross sales of VOIs for each respective period.
(2)	See appendix for reconciliation of Adjusted EBITDA attributable to shareholders to net income attributable to shareholders for each respective period.
(3)	See appendix for reconciliation of free cash flow to net cash provided by operating activities.

Alan B. Levan, Chairman and Chief Executive Officer of Bluegreen Vacations Holding Corporation, commented, “We believe our record sales performance throughout 2022 is evidence that the appeal of the Bluegreen Vacation Club to our target customer base is stronger than ever. In the fourth quarter of 2022, our sales team generated a fourth quarter record $186.5 million of system-wide sales of VOIs, which was a 12% increase over the prior year quarter.  The increase reflected both an increase in our sales efficiency, as demonstrated by the 7% increase in our sales volume per guest, and a 1% increase in guest tours over the prior year quarter.”

“Our sales of VOIs are driven by the success of our marketing programs, and Bluegreen’s marketing to new customers generally begins with the sale of a vacation package to a prospect. During the fourth quarter of 2022, we sold 46,002 vacation packages, a decrease from the 53,721 we sold in the fourth quarter of 2021, a decrease we believe reflected the continued effects of a challenging labor market which affected staffing levels and resulted in increased turnover and consequently impacted package sales at our marketing kiosks.  The decrease is also reflecting lower traffic in the retail locations where we operate.”

“As we begin 2023, one of our objectives is to increase the efficiency of our marketing spend and to accomplish this, we will seek to increase our VOI sales and also lower our new customer acquisition cost.  In connection with this objective, in December 2022 we vacated certain marketing locations that were difficult to staff and/or were under-performing. As a result, we incurred a charge of $6.6 million, which we add back to Adjusted EBITDA.”

“Overall, the demand for vacations by Bluegreen Vacation Club owners has been and remains strong and we believe our core strategy of primarily offering a ‘drive-to’ network of resorts will continue to serve as a growth driver.”

“However, we cannot predict the future impact of general economic conditions, including higher interest rates, inflationary trends, and labor availability, on our operations.  From a balance sheet perspective, we believe that we are well positioned to help navigate various economic conditions with approximately $175.7 million of unrestricted cash on hand and $430.5 million of conditional availability under our lines of credit and receivable purchase facilities as of December 31, 2022. We also believe we have a level of protection from rising interest rates as 42% of our outstanding debt is at fixed interest rates.  As always, we are focused on growth and profitability over the long term, while at the same time delivering memorable vacation experiences to our owners.” Mr. Levan concluded.

# # #

Financial Results

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	Change	2022	2021	Change

Total revenue	$238.0	$203.0	17.2%	$919.4	$757.1	21.4%
Income before non-controlling interest and provision for income taxes	$17.8	$25.0	(28.8)%	$107.4	$98.6	8.9%
Adjusted EBITDA Attributable to Shareholders	$32.2	$31.0	3.9%	$139.8	$122.0	14.6%

Adjusted EBITDA Attributable to Shareholders was $32.2 million for the quarter ended December 31, 2022, including $42.3 million generated by the Sales of VOIs and Financing Segment and $20.4 million produced by the Resort Operations and Club Management segment, partially offset by $25.5 million of corporate overhead and other expenses and $5.0 million of Adjusted EBITDA attributable to a third-party non-controlling interest in Bluegreen/Big Cedar Vacations LLC.

Adjusted EBITDA Attributable to Shareholders was $139.8 million for the full year 2022, including $159.3 million generated by the Sales of VOIs and Financing Segment and $83.8 million produced by the Resort Operations and Club Management segment, partially offset by $86.2 million of corporate overhead and other expenses and $17.1 million of Adjusted EBITDA attributable to a third-party non-controlling interest in Bluegreen/Big Cedar Vacations LLC.  Please see the discussion of Segment Results below for further information.

Sales of VOIs and Financing Segment

(dollars in millions, except per guest and per transaction amounts)

	For the Three Months Ended December 31				For the Years Ended December 31
	2022	2021	Q4 2022 vs Q4 2021 % Change		2022	2021	YTD 2022 vs YTD 2021 % Change

System-wide sales of VOIs	$186.5	$166.6	11.9%		$743.4	$617.6	20.4%
Segment adjusted EBITDA	$42.3	$31.6	33.9%		$159.3	$138.1	15.4%
Provision for loan losses	16.3%	17.7%	(140)	bp	15.8%	17.1%	(130)	bp
Cost of VOIs sold	10.1%	10.0%	10	bp	11.0%	8.3%	270	bp
Financing revenue, net of financing expense	$20.7	$17.7	16.9%		$78.3	$65.6	19.4%

Key Data Regarding Bluegreen’s System-wide sales of VOIs and Gross Profit

	For the Three Months Ended December 31,				For the Years Ended December 31,
	2022	2021	Q4 2022 vs Q4 2021 % Change		2022	2021	YTD 2022 vs YTD 2021 % Change

System-wide sales of VOIs	$186.5	$166.6	11.9%		$743.4	$617.6	20.4%
Number of total guest tours	58,632	57,796	1.4%		243,448	213,599	14.0%
Average sales price per transaction	$21,132	$18,929	11.6%		$20,689	$17,696	16.9%
Sales to tour conversion ratio	15.1%	15.3%	(20)	bp	14.9%	16.4%	(150)	bp
Sales volume per guest ("VPG")	$3,192	$2,987	6.9%		$3,073	$2,907	5.7%

Provision for loan losses	16.3%	17.7%	(140)	bp	15.8%	17.1%	(130)	bp
Cost of VOIs sold	10.1%	10.0%	10	bp	11.0%	8.3%	270	bp

System-wide sales of VOIs increased 12% to $186.5 million during the three months ended December 31, 2022 from $166.6 million for the three months ended December 31, 2021.  The number of guest tours was 1% higher while sales volume per guest, or VPG, was 7% higher in the fourth quarter of 2022 as compared to the fourth quarter of 2021.  The VPG performance in the fourth quarter of 2022 was driven by a 12% increase in average sales price per transaction, partially offset by a 20 basis-point decrease in the sale-to-tour conversion rate.

System-wide sales of VOIs increased 20% to a record $743.4 million during the year ended December 31, 2022 from $617.6 million during the year ended December 31, 2021.  The number of guest tours was 14% higher while sales volume per guest, or VPG, was 6% higher in the year ended December 31, 2022 as compared to the year ended December 31, 2021.  The VPG performance in 2022 was driven by a 17% increase in average sales price per transaction, partially offset by a 150 basis-point decrease in the sale-to-tour conversion rate.

Fee-based Sales Commission Revenue

VOI sales of third-party inventory, for which we earn a commission, represented 12% and 14% of System-wide Sales of VOIs during the fourth quarter and year ended December 31, 2022, respectively. Fee-based sales commission revenue on such sales was $15.5 million during the fourth quarter of 2022 and $72.6 million for the full year of 2022, which represented a commission rate of approximately 68% for both periods.

VOI sales of third-party inventory, for which we earn a commission, are expected to be between 10% and 15% of system-wide sales of VOIs in 2023.

Provision for Loan Losses

The provision for loan losses as a percentage of gross sales of VOIs was approximately 16% during the fourth quarter of 2022 and 18% during the fourth quarter of 2021. The provision for loan losses as a percentage of gross sales of VOIs was 16% during the year ended December 31, 2022 and 17% during the year ended December 31, 2021. The change in the provision for loan losses during the 2022 periods as compared to the 2021 periods was  primarily driven by the change in the percentage of loans from existing owners versus new owners and lower defaults experienced in 2022.  The provision for loan losses applied to new loans during the year ended December 31, 2022 was 27%, an increase from 26% in the prior year, due to the change in the percentage of loans from existing owner versus new owners.

The provision for loan losses is expected to be between 16%  and 18% of gross sales of VOIs for 2023.

Cost of VOIs Sold

Cost of VOIs sold represented 10% of sales of VOIs in both the fourth quarter of 2022 and the fourth quarter of 2021. During the year ended December 31, 2022, cost of VOIs sold represented 11% of sales of VOIs compared to 8% during the year ended December 31, 2021. The cost of VOIs sold as a percentage of sales of VOIs increased during 2022 as compared to 2021 primarily due to the relative mix of inventory being sold in 2022, partially offset by the timing of secondary market VOI purchases, which typically results in lower cost of sales in the period that we purchase these VOIs, and the reinstatement of certain equity trade programs in 2022.

Cost of VOIs sold is expected to be between 11% and 13% of sales of VOIs in 2023.

Financing Revenue, net of Financing Expense

Interest income on VOI notes receivable increased 24% to $27.0 million in the fourth quarter of 2022 compared to $21.8 million in the fourth quarter of 2021 reflecting a higher balance of VOI notes receivable. Interest expense on receivable-backed notes payable increased 58% to $5.6 million in the fourth quarter of 2022 compared to $3.6 million in the fourth quarter of 2021, primarily due to higher outstanding receivable-backed notes payable and an increased weighted-average cost of borrowing reflecting increased interest rates.

Interest income on VOI notes receivable increased 21% to $98.0 million in during the year ended December 31, 2022 compared to $81.3 million during the year ended December 31, 2021 reflecting a higher balance of VOI notes receivable. Interest expense on receivable-backed notes payable increased 16% to $17.9 million during the year ended December 31, 2022 compared to $15.5 million during the year ended December 31, 2021, primarily due to higher outstanding receivable-backed notes payable and an increased weighted-average cost of borrowing reflecting increased interest rates.

Selling and Marketing Expenses

	For the Three Months Ended December 31				For the Years Ended December 31
	2022	2021	Q4 2022 vs Q4 2021 % Change		2022	2021	YTD 2021 vs YTD 2020 % Change

Percentage of sales to new owners	45.8%	47.7%	(190)	bp	46.0%	45.9%	10	bp
Number of Bass Pro and Cabela's marketing locations (2)	129	128	0.8%		129	128	0.8%
Number of total guest tours	58,632	57,796	1.4%		243,448	213,599	14.0%
Number of vacation packages sold	46,002	53,721	(14.4)%		168,982	211,364	(20.1)%
Number of vacation packages outstanding, end of the period (1)	165,240	187,244	(11.8)%		165,240	187,244	(11.8)%

(1)	Excludes vacation packages sold to customers more than one year prior to the period presented and vacation packages sold to customers who had already toured and purchased.
(2)	As of January 1, 2023, 23 of our Cabela’s marketing locations were converted to unmanned, virtual kiosks.

Selling and marketing expenses increased 17% in the fourth quarter of 2022 compared to the fourth quarter of 2021.  The increase in selling and marketing expenses is due to increased selling commissions associated with the 12% increase in system-wide sales, higher cost per tour and higher expenses relating to the fulfillment of a greater number of guest tours in the period, the cost of expanded marketing operations and the costs of $6.6 million incurred in connection with the reorganization of Bluegreen’s retail marketing operations including the elimination of lower performing marketing programs at various locations.  To a lesser extent, selling and marketing expenses were also impacted by start-up costs associated with preparing for the start of sales operations at Bluegreen’s Bayside Resort & Spa, in Panama City Beach, FL, where we commenced VOI sales in January 2023.

Bluegreen’s vacation marketing programs sold 46,002 vacation packages during the fourth quarter of 2022. This reflects a decrease of approximately 14% in vacation package sales as compared to the fourth quarter of 2021, which we believe was due primarily to the challenging labor market, which impacted staffing levels and turnover at our marketing kiosks, lower traffic in the retail locations where we operate, as well as certain changes to our package program in an effort to improve the quality of the packages. For the year ended December 31, 2022, vacation packages sold decreased 20% to 168,982 from 211,364 for the year ended December 31, 2021. The active pipeline of vacation packages decreased to 165,240 at December 31, 2022 from 187,244 at December 31, 2021, based on vacation packages used or expired net of new vacation package sales. While there is no assurance that this will continue to be the case, historically, approximately 40%-42% of vacation packages resulted in guest tours at one of Bluegreen’s resorts with a sales center within twelve months of purchase. In addition to this active pipeline, Bluegreen also has a pipeline of approximately 15,800 vacation packages held by customers who already toured and purchased a VOI and have indicated they would tour again.

Selling and marketing expenses increased 25% during the year ended December 31, 2022 compared to the year ended December 31, 2021, and represented 57% and 55% of system-wide sales of VOIs, respectively.  The increase in selling and marketing expenses is due to the 20% increase in system-wide sales.

Selling and marketing expenses are expected to be between 53% and 57% as a percentage of system-wide sales for 2023.

General & Administrative Expenses from Sales & Marketing Operations

General and administrative expenses representing expenses directly attributable to sales and marketing operations increased 6% to $12.8 million during the fourth quarter of 2022 from $12.1 million during the fourth quarter of 2021, respectively. As a percentage of system-wide sales of VOIs, general and administrative expenses attributable to sales and marketing operations were 7% in both the fourth quarter of 2022 and the fourth quarter of 2021.

General and administrative expenses representing expenses directly attributable to sales and marketing operations increased 37% to $50.2 million during the year ended December 31, 2022 from $36.7 million during the year ended December 31, 2021. As a percentage of system-wide sales of VOIs, general and administrative expenses attributable to sales and marketing operations were 7% in the year ended December 31, 2022 and were 6% in the year ended December 31, 2021.

In 2022, the increase in general and administrative expenses attributable to sales and marketing operations reflects increased compensation costs due to expansion of our sales and marketing support operations in anticipation of expected future sales growth.

General and administrative expenses representing expenses directly attributable to sales and marketing operations as a percentage of sales are expected to be between 5% and 8% as a percentage of system-wide sales in 2023.

Resort Operations and Club Management Segment

(dollars in millions)

	For the Three Months Ended December 31,			For the Years Ended December 31,
	2022	2021	Q4 2022 vs Q4 2021 % Change	2022	2021	YTD 2022 vs YTD 2021 % Change

Resort operations and club management revenue	$52.4	$47.1	11.3%	$195.6	$180.3	8.5%
Segment Adjusted EBITDA	$20.5	$20.0	2.5%	$83.8	$78.9	6.2%
Resorts managed	50	49	2.0%	50	49	2.0%

The increases in the fourth quarter and full year 2022 Resort operations and club management revenue and Adjusted EBITDA primarily reflect an increase in management fees reflecting higher HOA resort operating costs and an additional resort management contract, partially offset by higher labor cost of providing such services.

Corporate Overhead, Administrative Expenses and Interest Expense

Corporate General and Administrative Expenses

General and administrative expenses increased 40% to $30.3 million during the fourth quarter of 2022 from $21.6 million during the fourth quarter of 2021. General and administrative expenses increased 12% to $101.3 million from $90.9 million during the years ended December 31, 2022 and December 31, 2021, respectively.  The increase during 2022 as compared to 2021 was primarily due to higher legal expenses associated with litigation and higher information technology costs.

Interest Expense

Interest expense not related to receivable-backed debt was $8.4 million and $4.5 million during the fourth quarters of 2022 and 2021, respectively.  Interest expense not related to receivable-backed debt was $25.0 million and $19.8 million during the years ended December 31, 2022 and 2021, respectively. These increases were primarily due to an increase in outstanding debt and a higher weighted average cost of borrowing due to increased interest rates in the 2022 periods.

Class A Common Stock Cash Tender Offer

In November 2022, the Company commenced a cash tender offer to purchase up to 4,500,000 shares of its Class A Common Stock.  The tender offer expired at 5:00 P.M., Eastern time, on Friday, December 23, 2022, and a total of 3,040,882 shares of Bluegreen’s Class A Common Stock were purchased for an aggregate price of approximately $76.0 million ($25.00 per share), excluding fees and expenses relating to the tender offer. The shares purchased represented approximately 18.9% of the then issued and outstanding shares of Bluegreen’s Class A Common Stock and 15.4% of the aggregate number of issued and outstanding shares of Bluegreen’s Class A Common Stock and Class B Common Stock. The shares purchased in the tender offer were canceled by the Company.

Additional Information

For more complete and detailed information regarding the Company and its financial results, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022,  which is expected to be filed with the SEC on or about March 13, 2023 and will be available on the SEC's website, https://www.sec.gov, and on the Company’s website, www.BVHCorp.com.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA, System-wide Sales of VOIs, and Free Cash Flow. Please see the supplemental tables herein for how these terms are defined and for reconciliations of such measures to the most comparable GAAP financial measures.

About Bluegreen Vacations:

Bluegreen Vacations Holding Corporation (NYSE: BVH; OTCQX: BVHBB) is a leading vacation ownership company that markets and sells vacation ownership interests and manages resorts in popular leisure and urban destinations.  The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with 69 Club and Club Associate Resorts and access to nearly 11,400 other hotels and resorts through partnerships and exchange networks.  The Company also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services to, or on behalf of, third parties.

For further information, please visit us at:

Bluegreen Vacations Holding Corporation: www.BVHCorp.com

Bluegreen Vacations Holding Corporation Contact Info

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

Telephone: 954-399-7193

Email: Leo.Hinkley@BVHcorp.com

Forward Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar import.  Forward-looking statements involve risks, uncertainties, and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, the risk that the Company is a holding company and, accordingly, will be largely dependent on dividends from Bluegreen to fund its expenses and obligations in future periods, and Bluegreen’s ability to pay dividends will depend on its results and may be limited by the terms of Bluegreen’s indebtedness; risks regarding the amount of shares, if any, which may be repurchased by the Company in the future, the benefits to the Company, if any, of repurchasing shares, the timing of any share repurchases, and the availability of funds for the repurchase of shares; the risk that quarterly dividend payments may not be declared at the current level in the future, on a regular basis as anticipated, or at all; risks relating to Bluegreen’s business, operations, financial results, business strategy and prospects; risks related to public health, general economic conditions, including increasing interest rates, inflationary trends, a potential recession and supply chain issues, and our ability to successfully navigate any adverse condition; competitive conditions; labor market conditions, including costs and shortages of labor, and its impact on Bluegreen’s operations and sales; risks related to changes made to our vacation package programs and their impact on sales, including that the retail marketing reorganization may not result in the benefits anticipated; risks related to our investments in sales and marketing efforts and infrastructure, including their impact on our cash flow and the risk that they may not result in the benefits anticipated; risks related to resort acquisitions and our pursuit of acquisition and development opportunities, including that acquired resorts may not open when planned, the costs and risks of development and renovation activities, including potential construction delays and environmental issues, that we may not be successful in identifying or consummating acquisition or development opportunities in the future, and that acquired or developed resorts may not be successfully operated or result in the benefits anticipated;  risks relating to our liquidity and the availability of capital; the risk that our allowance for loan losses may not be adequate and, accordingly, may need to be increased in the future, including if Bluegreen’s default rates increase and exceed expectations; risks related to Bluegreen’s efforts to address the actions of timeshare exit firms and the increase in default rates associated therewith are not successful, or otherwise; risks related to our indebtedness, including the potential for accelerated maturities and debt covenant violations; the impact of public health and general economic conditions, including inflation, on Bluegreen’s consumers, including their income and level of  discretionary spending, and on consumer traffic at retail locations; the risk that our core strategy of primarily offering a ‘drive-to’ network of resorts will not continue to serve as a growth driver; the risk that resort operations and club management segment may not continue to produce recurring EBITDA and free cash flow; risks that Bluegreen’s current or future marketing alliances and arrangements, including its marketing arrangements with Bass Pro and the Choice Hotels program, may not be renewed and will expire pursuant to their terms; the risk that vacation package sales, including those in the pipeline, may not convert to tours and/or VOI sales at anticipated or historical rates; the risk that efforts to reactivate older vacation packages which have not been used may not be successful; the risk that resort occupancies may not continue at current or historical levels or meet expectations; our ability to successfully implement strategic plans and initiatives, generate earnings and long-term growth may not result in increased sales, revenues or efficiencies, or otherwise be successful; risks that construction defects, structural failures or natural disasters at or in proximity to Bluegreen’s resort; risks related to expansion of the resort network in existing and to new locations, including that such expansion may not be successful and may increase the Company’s debt and decrease the Company’s free cash flow; risks related to the mix of sales to new customers and existing owners, including that the level of sales to new customers may not be increased or maintained, or support net owner growth in the future; and the additional risks and uncertainties described in the Company's filings with the SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (including the “Risk Factors” section thereof), which is expected to be filed on March 13, 2023. The Company cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements. In addition, past performance may not be indicative of future results.

 BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$175,683	$140,225
Restricted cash ($19,461 and $15,956 in VIEs at December 31, 2022
and 2021, respectively)	50,845	42,854
Notes receivable	763,801	609,429
Less: Allowance for loan loss	(211,311)	(163,107)
Notes receivable, net ($354,403 and $248,873 in VIEs at December 31, 2022
and 2021, respectively)	552,490	446,322
Vacation ownership interest ("VOI") inventory	389,864	334,605
Property and equipment, net	85,915	87,852
Intangible assets, net	61,293	61,348
Operating lease assets	22,963	33,467
Prepaid expenses	23,833	25,855
Other assets	35,499	37,984
Total assets	$1,398,385	$1,210,512

LIABILITIES AND EQUITY
Liabilities
Accounts payable	$21,389	$14,614
Deferred income	15,675	13,690
Accrued liabilities and other	110,048	100,131
Receivable-backed notes payable - recourse	20,841	22,500
Receivable-backed notes payable - non-recourse (in VIEs)	440,781	340,154
Note payable to BBX Capital, Inc.	50,000	50,000
Other notes payable and borrowings	218,738	97,125
Junior subordinated debentures	136,011	134,940
Operating lease liabilities	27,716	37,870
Deferred income taxes	113,193	95,688
Total liabilities	1,154,392	906,712
Commitments and contingencies (See Note 12)
Equity
Preferred Stock of $0.01 par value; authorized 10,000,000 shares	—	—
Class A Common Stock of $0.01 par value; authorized 30,000,000 shares;
issued and outstanding 12,165,825 in 2022 and 17,118,392 in 2021	122	171
Class B Common Stock of $0.01 par value; authorized 4,000,000 shares;
issued and outstanding 3,664,117 in 2022 and 3,664,412 in 2021	37	37
Additional paid-in capital	46,821	173,909
Accumulated earnings	124,680	69,316
Total Bluegreen Vacations Holding Corporation equity	171,660	243,433
Non-controlling interests	72,333	60,367
Total equity	243,993	303,800
Total liabilities and equity	$1,398,385	$1,210,512

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
Revenue:
Gross sales of VOIs	$163,861	$119,918	$636,156	$426,556
Provision for loan losses	(26,642)	(21,275)	(100,431)	(72,788)
Sales of VOIs	137,219	98,643	535,725	353,768
Fee-based sales commission revenue	15,473	31,400	72,647	128,321
Other fee-based services revenue	33,357	32,195	131,910	123,454
Cost reimbursements	22,444	18,207	77,394	69,066
Interest income	28,233	21,905	99,739	81,691
Other income, net	1,240	653	2,014	813
Total revenues	237,966	203,003	919,429	757,113
Costs and Expenses:
Cost of VOIs sold	13,797	9,829	58,665	29,504
Cost of other fee-based services	16,715	14,310	58,447	58,812
Cost reimbursements	22,443	18,208	77,394	69,066
Interest expense	14,018	8,057	42,953	35,329
Selling, general and administrative expenses	153,193	127,558	574,532	465,806
Other expense, net	—	—	—	—
Total costs and expenses	220,166	177,962	811,991	658,517
Income before income taxes	17,800	25,041	107,438	98,596
Provision for income taxes	(5,239)	(9,807)	(26,187)	(26,664)
Income from continuing operations	12,561	15,234	81,251	71,932
Benefit for income taxes	—	900	—	900
Net income from discontinued operations	—	900	—	900
Net income	12,561	16,134	81,251	72,832
Less: Income attributable to noncontrolling interests - continuing operations	4,912	3,004	16,866	14,102
Net income attributable to shareholders	$7,649	$13,130	$64,385	$58,730

Basic earnings per share from continuing operations	$0.41	$0.59	$3.26	$2.79
Basic earnings per share from discontinued operations	—	0.04	—	0.04
Basic earnings per share (1)	$0.41	$0.63	$3.26	$2.83
Diluted earnings per share from continuing operations	$0.41	$0.59	$3.24	$2.79
Diluted earnings per share from discontinued operations	—	0.04	—	0.04
Diluted earnings per share (1)	$0.41	$0.63	$3.24	$2.83
Cash dividends declared per Class A and B common shares	$0.15	$—	$0.45	$—

(1)	Basic and Diluted EPS are calculated the same for both Class A and B common shares.

BLUEGREEN VACATIONS HOLDING CORPORATION

ADJUSTED EBITDA ATTRIBUTABLE TO SHAREHOLDERS RECONCILIATION

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Net income attributable to its shareholders	$7,649	$13,131	$64,385	$57,830
Net income attributable to the non-controlling interest
continuing operations	4,912	3,004	16,866	14,102
Net Income	12,561	16,135	81,251	71,932
Add: Depreciation and amortization	4,351	3,975	15,889	15,653
Less: Interest income (other than interest earned on
VOI notes receivable)	(1,219)	(102)	(1,710)	(368)
Add: Interest expense - corporate and other	8,386	4,489	25,042	19,842
Add: Provision for income taxes	5,239	8,907	26,187	26,664
EBITDA	29,318	33,404	146,659	133,723
Add: Share - based compensation expense	986	427	3,384	1,036
Loss on assets held for sale	262	182	230	158
Add: Severance and other	1,600	—	1,600	2,403
Add: Retail marketing reorganization	5,040	—	5,040	—
Adjusted EBITDA	37,206	34,013	156,913	137,320
Adjusted EBITDA attributable to the non-controlling interest	(4,970)	(3,035)	(17,101)	(15,286)
Adjusted EBITDA attributable to shareholders	$32,236	$30,978	$139,812	$122,034

The Company defines EBITDA as earnings, or net income, before taking into account income tax, interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by VOI notes receivable), and depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, adjusted to exclude amounts of loss (gain) on assets held for sale, share-based compensation expense, and items that the Company believes are not representative of ongoing operating results, including severance costs and, for 2022, costs related to the reorganization of certain resort marketing operations. Adjusted EBITDA Attributable to Shareholders is Adjusted EBITDA excluding amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which Bluegreen owns a 51% interest). For purposes of the calculation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders, no adjustments were made for interest income earned on VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the ordinary operations of the Company’s business.

The Company considers EBITDA, Adjusted EBITDA, and Adjusted EBITDA Attributable to Shareholders to be indicators of operating performance, and they are used by the Company to measure its ability to service debt, fund capital expenditures and expand its business. EBITDA and Adjusted EBITDA are also used by companies, lenders, investors and others because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders are not recognized terms under GAAP and should not be considered as an alternative to net income or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing results as reported under GAAP. The limitations of using EBITDA, Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders as an analytical tool include, without limitation, that EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect (i) changes in, or cash requirements for, working capital needs; (ii) interest expense, or the cash requirements necessary to service interest or principal payments on indebtedness (other than as noted above); (iii) tax expense or the cash requirements to pay taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that the Company does not believe to be indicative of future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect any cash that may be required for such replacements. In addition, the Company’s definition of Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders may not be comparable to definitions of Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders or other similarly titled measures used by other companies.

BLUEGREEN VACATIONS HOLDING CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION (1)

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Gross sales of VOIs	$163,861	$119,918	$636,156	$426,556
Add: Fee-Based sales	22,593	46,641	107,238	191,054
Bluegreen's system-wide sales of VOIs	$186,454	$166,559	$743,394	$617,610

(1)

System-wide Sales of VOIs is a non-GAAP measure and represents all sales of VOIs, whether owned by Bluegreen or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in the Bluegreen Vacation Club through the same selling and marketing process Bluegreen uses to sell its VOI inventory. The Company considers system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by its sales and marketing operations without regard to whether Bluegreen or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing results as reported under GAAP.

BLUEGREEN VACATIONS HOLDING CORPORATION

FREE CASH FLOW RECONCILIATION (1)

	For the Twelve Months Ended December 31,
(in thousands)	2022	2021
Net cash (used in) provided by operating activities	$(12,893)	$76,966
Purchases of property and equipment	(15,098)	(13,598)
Free Cash Flow	$(27,991)	$63,368

(1)

Free cash flow is a non-GAAP measure defined as cash provided by operating activities less capital expenditures for property and equipment.  The Company focuses on the generation of free cash flow and considers free cash flow to be a useful supplemental measure of its ability to generate cash flow from operations and is a supplemental measure of liquidity.  Free cash flow should not be considered as an alternative to cash flow from operating activities as a measure of liquidity.  The Company’s computation of free cash flow may differ from the methodology used by other companies.  Investors are cautioned that items excluded from free cash flow are a significant component in understanding and assessing the Company’s financial performance.

BLUEGREEN VACATIONS HOLDING CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended December 31,
	2022		2021
	Amount	% of System- wide sales of VOIs(5)	Amount	% of System- wide sales of VOIs(5)
(dollars in thousands)
Bluegreen owned VOI sales (1)	$163,861	88	$119,918	72
Fee-Based VOI sales	22,593	12	46,641	28
System-wide sales of VOIs	186,454	100%	166,559	100%
Less: Fee-Based sales	(22,593)	(12)	(46,641)	(28)
Gross sales of VOIs	163,861	88	119,918	72
Provision for loan losses (2)	(26,642)	(16)	(21,275)	(18)
Sales of VOIs	137,219	74	98,643	59
Cost of VOIs sold (3)	(13,797)	(10)	(9,829)	(10)
Gross profit (3)	123,422	90	88,814	90
Fee-Based sales commission revenue (4)	15,473	68	31,400	67
Financing revenue, net of financing expense	20,718	11	17,715	11
Other expense	—	0	(137)	—
Other fee-based services, title operations and other, net	2,073	1	2,461	1
Net carrying cost of VOI inventory	(5,731)	(3)	(4,412)	(3)
Selling and marketing expenses	(110,067)	(59)	(93,875)	(56)
General and administrative expenses - sales and marketing	(12,828)	(7)	(12,104)	(7)
Operating profit - sales of VOIs and financing	33,060	18%	29,862	18%
Add: Depreciation and amortization	2,281		1,605
Add: Loss on assets held for sale	270		137
Add: Severance and other	1,600		—
Add: Retail marketing reorganization	5,040		—
Adjusted EBITDA - sales of VOIs and financing	$42,251		$31,604

(1)	Bluegreen owned sales represent sales of VOIs acquired or developed by Bluegreen.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs unless otherwise indicated in the above footnotes.

BLUEGREEN VACATIONS HOLDING CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Years Ended December 31,
	2022		2021
	Amount	% of System- wide sales of VOIs(5)	Amount	% of System- wide sales of VOIs(5)
(dollars in thousands)
Bluegreen owned VOI sales (1)	$636,156	86	$426,556	69
Fee-Based VOI sales	107,238	14	191,054	31
System-wide sales of VOIs	743,394	100	617,610	100
Less: Fee-Based sales	(107,238)	(14)	(191,054)	(31)
Gross sales of VOIs	636,156	86	426,556	69
Provision for loan losses (2)	(100,431)	(16)	(72,788)	(17)
Sales of VOIs	535,725	72	353,768	57
Cost of VOIs sold (3)	(58,665)	(11)	(29,504)	(8)
Gross profit (3)	477,060	89	324,264	92
Fee-Based sales commission revenue (4)	72,647	68	128,321	67
Financing revenue, net of financing expense	78,281	11	65,569	11
Other expense	—	0	(145)	0
Other fee-based services, title operations and other, net	9,029	1	8,837	1
Net carrying cost of VOI inventory	(18,706)	(3)	(22,339)	(4)
Selling and marketing expenses	(423,007)	(57)	(338,269)	(55)
General and administrative expenses - sales and marketing	(50,183)	(7)	(36,664)	(6)
Operating profit - sales of VOIs and financing	145,121	20%	129,574	21%
Add: Depreciation and amortization	7,273		5,956
Add: Severance and other	1,600		2,403
Add: Retail marketing reorganization	5,040		—
Add: Loss on assets held for sale	270		145
Adjusted EBITDA - sales of VOIs and financing	$159,304		$138,078

(1)	Bluegreen owned sales represent sales of VOIs acquired or developed by Bluegreen.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs unless otherwise indicated in the above footnotes.